EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 14th day of October 2013 (the "Effective Date") between Next One Interactive, Inc. and Realbiz Media Group, Inc. (collectively, the "Company")  and Deborah Linden (the "Executive").

RECITALS

WHEREAS the Company is engaged in the ownership and management of travel, real estate and media related services (the "Business"); and

WHEREAS the Company desires to employ the Executive and the Executive desires to accept such employment by the Company in connection with the Business, subject to the terms, conditions and covenants herein provided; and

WHEREAS both parties have agreed to execute, deliver and perform this Agreement.

NOW THEREFORE in consideration of the mutual covenants herein contained and other good and valuable consideration, the Company and the Executive agree as follows:

POSITION

1.
The Company hereby employs the Executive as, and the Executive agrees to be employed by the Company as the President and Chief Operating Officer of Next 1 Interactive Inc. (“Next 1”)  and as Chief Operating Officer for the Next 1’s subsidiary Realbiz Media Group Inc. (“Realbiz”), on the terms and conditions herein contained.

The Executive shall report to the Chief Executive Officer (as required) of the Company.

2.
The Executive shall have such duties and responsibilities as the Executive and the Company’s CEO shall agree upon from time to time.  Initially, such duties and responsibilities will include those set forth on Exhibit A hereto.

3.
The Executive shall work primarily out of the office currently leased by Executive  in Orlando, Florida. The Company will assume and pay all costs, expenses and rent associated with such office, the staff working therein, and its operations. It is understood that the Executive’s duties will require spending time in other areas of the United States and Canada, including Weston, Florida and Toronto, Ontario.

4.
The Executive will agree to work with the CEO, CTO, CRO and CFO of the Company to prepare budgets for the Company, develop reporting systems, develop new business opportunities, oversee all operational aspects of the Company, work to develop the travel and incentive side of the operations, help to implement the Travel, Real Estate and Media programs and work directly with the CEO on projects and development of the Company’s business plan and operating systems in an overall effort to aid the Company in achieving its goals of operating in an efficient and fiscally responsible manner.

5.	The Executive will be offered a Board Seat on both the Next 1 and Realbiz Boards of Directors.

REMUNERATION

6.
(a)       The Executive shall receive a minimum base salary from the Company of no less than US$200,000 per year for the first year of employment, however, during the first 90 days after the Effective Date, the salary will be paid in a combination of cash and stock as follows:

For the first 90 days after the Effective Date, the Executive will receive $5000 per month (total $15,000 in cash) and will further receive $12,000 per month (total of $36,000 in stock). Stock payments will be made and earned on the Effective Date as follows:

i) 30,000 Next 1 Preferred C shares which accumulate a 10% dividend and are convertible into Realbiz common stock at $0.10 per shares)

ii) 600,000 Next 1 common shares (representing approximately 5% of the issued shares of Next 1 as of October 14, 2013).

Thereafter, the Company and the Executive will complete a 90 day review and if both parties are satisfied, the Executive’s salary will increase to at least $200,000 per year in cash starting on the 91st day after the Effective Date through the end of the first year of this Agreement.

iii) The Executive’s salary will be raised to a minimum annual salary of $250,000 for the second year of employment, however the Company may move to increase this salary based upon the level of profitability of the Company achieved during the second 180 days of Executive’s employment.

iv) Thereafter salary increases will be negotiated in good faith between the Executive and the CEO.

During the term of this Agreement Executive’s salary shall be payable in accordance with the Company's payroll practices in force from time to time shall be inclusive of all applicable income tax withholding, employment insurance and other taxes and charges that are required by law to be withheld by the Company or the Executive.

(b) Except as otherwise provided herein, the Executive’s salary shall be pro-rated for any partial year.

(c)       The Company will agree to enter into an option plan with the Executive for Stock options to be set under similar terms and conditions as those of other senior management as soon as the stock option plan for the Next 1 is approved by its Board of Directors.

BONUSES.

7.
(a)       The Company will issue a Bonus to the Executive of up to 2% of the consolidated EBITDA of the Company up to a maximum of $150,000 paid in stock of Realbiz based on the current price of $2.50 per share for each of the 3 years of the term of this Agreement. Such stock bonus will be automatically earned at the end of each fiscal year end for the Company based on the Audited Financial statements for the Company.

(b)      The Company will agree to include the Executive in any cash bonuses (“Other Bonuses”) that may be set from time to time by the Board of Directors as part of a Senior Management Incentive package. Such Other Bonuses are at the discretion of the Board of Directors and if set, will include the Key Senior Management comprising of the CEO, CFO and COO.

BENEFITS AND EXPENSES

8.
The Executive shall be entitled to participate in any health, life and medical benefit plan made available by the Company generally to its executives, as amended from time to time. The Company shall pay all necessary and reasonable business expenses incurred by the Executive, as approved by the Company’s CEO which approval shall not be unreasonably withheld, and which are actually and properly incurred by the Executive in furtherance of or in connection with the Business, including without limitation, all business related travel and parking expenses, public relations expenses, ARDA trustee dues and convention expenses, and all business related entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise).  If any such expenses are paid in the first instance by the Executive, the Company shall reimburse her therefor, subject to the receipt by the Company of statements and vouchers in a form used by other executives of the Company.

VACATION

9.
The Executive shall be entitled to four (4) weeks paid vacation in each year of the Term of this Agreement.  In the event of termination of this Agreement and the Executive's employment, the Executive shall be entitled to payment for any vacation time accrued up to the date of termination but unused.

TERM

10.
(a)       The initial term of this Agreement (the "Initial Term"), and the Executive's employment hereunder, shall be for a period of three (3) years commencing as of the Effective Date, unless sooner terminated in accordance with the provisions of this Section 10; provided that upon the expiration of the Initial Term, this Agreement shall be automatically renewed for successive periods of one (1) year each (each a “Renewal Term”), unless at least 90 days prior to the expiration of the Initial Term or any Renewal Term, as the case may be, either the Executive or the Company gives written notice to the other of its intention to terminate this Agreement upon the expiration of the Initial Term or the applicable Renewal Term, as the case may be. For the purposes of this Agreement, if such notice is not given at least 90 days prior to the expiration of the Initial Term or Renewal Term, as the case may be, the employment of the Executive hereunder shall be deemed to be automatically renewed for a one-year period following the date of such expiration upon the same terms as the preceding year.  Notwithstanding anything to the contrary set forth herein, there shall not be any more than four (4) Renewal Terms.  The Initial Term, as it may be extended by one or more Renewal Terms, is referred to herein as the Term.

(b)      In the event of the delivery by the Executive of a notice pursuant to section 10(a), the Executive shall be deemed to have voluntarily resigned from her employment hereunder effective on the expiration of the Initial Term or Renewal Term, as the case may be.  In the event of termination by the Executive under this section 10, the Executive shall be entitled to salary and benefits (including, without limitation, Executive’s Bonus) earned up until termination and shall be entitled to reimbursement of business expenses recoverable under section 8, above, incurred up until termination. Notwithstanding the foregoing and notwithstanding the provisions of Article 10 hereof, in the event the Executive delivers a notice pursuant to subsection 10(a) and is thereby deemed to have voluntarily resigned from her employment effective on the expiration of the Initial Term or the Renewal Term, upon receipt of such notice, the Company shall have the right to immediately terminate the employment of the Executive hereunder and in such event the Executive shall only be entitled to her salary and benefits (including, without limitation, Executive’s Bonus) earned up until termination and shall be entitled to reimbursement of business expenses recoverable under section 8 above, incurred up until termination.

(c)       In the event of the delivery by the Company of a notice pursuant to section 10(a), Company shall pay Executive her salary and benefits (including, without limitation, Executive’s Bonus) earned or accrued through the date of termination and shall reimburse Executive for business expenses recoverable under section 8, above, incurred up until the date of termination.

TERMINATION

11.
(a)       Events of Termination.  The Term, the Executive’s salary and any and all other rights of the Executive under this Agreement or otherwise as an executive of the Company will terminate (except as otherwise provided in section 10 or 11):

(i)	upon the death of the Executive;

(ii)	upon the disability of the Executive (as defined in section 11(b)) immediately upon notice from either party to the other;

(iii)	For Cause (as defined in section 11(c)), immediately upon notice from the Company to the Executive or at such later time as such notice may specify;

(iv)	Other than For Cause, Disability or Death, immediately upon notice from the Company to the Executive or at such later time as such notice may specify; or

(v)	For Good Reason (as defined in section 11(d)) upon not less than 10 days' prior notice from the Executive to the Company.

(b)      Definition of Disability.  For the purposes of section 11(a), the Executive will be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the Executive's duties for a period of 120 days out of any 180 consecutive days, under this Agreement as determined in accordance with this section 11(b).  The disability of the Executive will be determined by a medical doctor selected by written agreement of the Company and the Executive upon the request of either party by notice to the other.  If the Company and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The determination of the medical doctor selected under this section 11(b) will be binding on both parties.

(c)       Definition of "For Cause".  For the purposes of section 11(a), the phrase "For Cause" means: (i) the Executive's willful and material breach of this Agreement after notice and a reasonable opportunity to cure the breach; (ii) the Executive’s failure to substantially perform the duties of Chief Operating Officer (or such other position with the Company as Executive may hold) as contemplated hereunder; (iii) the Executive's failure to substantially adhere to any reasonable written Company policy if the Executive has been given a reasonable opportunity to comply with such policy or cure her failure to comply; (iv) the misappropriation by the Executive of a material business opportunity of the Company, including securing any undisclosed personal profit in connection with any transaction entered into on behalf of the Company; (v) the misappropriation of any of the Company's funds, property or Confidential Information; (vi) the commission of material acts of dishonesty, willfully fraudulent or criminal acts or misconduct, or other willfully wrongful acts or omissions materially adversely affecting the Company; (vii) the conviction of, the indictment for or its procedural equivalent or the entering of a guilty plea or plea of no contest with respect to any felony.

(d) Definition of "For Good Reason." For the purposes of section 11(a), the phrase "For Good Reason" means the Company's material breach of this Agreement.

(e)       Termination Pay.  Effective upon the termination of this Agreement for any of the reasons set forth in section11(a), the Company shall be obligated to pay the Executive (or in the event of her death, her designated beneficiary as defined below) the compensation and Bonus provided below in this section 11(a), as well as all business expenses recoverable under Section 8. For purposes of this section 11(e), the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Company from time to time or if the Executive fails to give notice to the Company of such a beneficiary, the Executive's estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(i)        Termination by the Executive For Good Reason.  If the Executive terminates this Agreement for Good Reason, the Company shall pay the Executive her salary, Bonus and other benefits earned or accrued through the effective date of termination.

(ii)       Termination by the Company For Cause.  If the Company terminates this Agreement For Cause, the Company shall pay Executive her salary, Bonus and other benefits earned or accrued through the effective date of termination.

(iii)      Termination upon Disability.  If this Agreement is terminated by either party as a result of the Executive's disability, as determined under section 11(a)(ii), the Company shall pay the Executive her salary, Bonus and other benefits earned or accrued through the remainder of the calendar month during which such termination becomes effective.

(iv)     Termination upon Death.  If this Agreement is terminated because of the Executive's death, the Company shall pay Executive’s estate or designated beneficiary the Executive’s salary, Bonus and other benefits earned or accrued through the date of death.

(v)      Termination by Company Other than For Cause, Disability or Death. If the Company terminates this Agreement other than For Cause or for death or disability, the Company shall pay Executive her Salary, Bonus and other benefits earned or accrued through 90 days beyond the effective date of termination.

CONFIDENTIALITY

12.
(a)       All confidential records, materials and information, and all trade secrets concerning the Business or affairs of the Company obtained by the Executive in the course of her employment with the Company shall remain the exclusive property of the Company.  During the Executive's employment or at any time thereafter, the Executive shall not divulge the contents of such confidential records, materials and information, or trade secrets to any person, firm or corporation, other than to the Company or the Company’s qualified executives, agents, contractors, attorneys and accountants and following the termination of her employment hereunder, the Executive shall not, for any reason, use the contents of such confidential records, material, information or trade secrets for any purpose whatsoever.  This section shall not apply to any confidential records, materials and information or trade secrets which:

(1)	is or becomes publicly known through the action of any third party;

(2)	is disclosed without restriction to the Executive by a third party;

(3)	is known by the Executive prior to its disclosure by the Company;

(4)	is subsequently developed by the Executive, independently of records, material, information and trade secrets supplied to the Executive by the Company;

(5)	has been made available by the Company directly or indirectly to a third party without obligation of confidentiality; or

(6)
the Executive is obligated to produce as a result of a court order or pursuant to governmental or other legal action, provided that the Company shall have been given written notice of such court order or governmental or other legal action and an opportunity to appear and object.

(b)      The Executive agrees that all Confidential Information which the Executive develops, prepares or works on either individually or on a team during the Term with the Company shall belong exclusively to the Company and the Executive hereby assigns to the Company all title and interest, including copyright and patent rights, thereto and waives any moral rights which the Executive may have therein.  If the Executive develops, prepares or works on the design or development of Confidential Information of any kind during the Term, the Executive will keep notes and other written records of such work, which records shall be kept on the premises of the Company and made available to the Company at all times for the purpose of evaluation and use in obtaining copyright protection or as a protective procedure. The Executive will upon request of the Company, and at the Company's expense, provide a reasonable level of assistance to the Company with respect to applications for trade marks, copyrights, patents or other forms of intellectual property protection for work on which the Executive was involved during the Term. The Executive agrees to execute such documents as are reasonable and necessary for the purpose of the Company establishing its right of ownership to such property.

NON-SOLICITATION

13.
The Executive covenants and agrees with the Company that she shall not, during the term of her employment hereunder and for a period ending ninety (90) days following the date of the termination (for any reason) of her employment:

(a)       directly or indirectly solicit, interfere with or endeavor to direct or entice away from the Company any person, firm or company who is or has within the preceding year been a customer, client, affiliated agency or otherwise in the habit of dealing with the Company; or

(b) interfere with, entice away or otherwise attempt to induce the termination of employment of any employee of the Company.

NON-COMPETITION

14.
The Executive covenants and agrees with the Company that she will not (without the prior written consent of the Company which consent will not be unreasonably withheld) directly or indirectly, during the Term of her employment hereunder and for a period 30 days following the date of the termination of her employment, carry on or be engaged in any business within North America which is competitive with the Business (a "Competitive Business") where such Competitive Business involves “clients or accounts” that were introduced to the Executive by the Company.

INJUNCTIVE RELIEF

15.
The Executive acknowledges and agrees that the agreements and covenants in sections 12 to 14 are essential to protect the Business and goodwill of the Company and that a breach by the Executive of the covenants in sections 12 to 14 hereof could result in irreparable loss to the Company which could not be adequately compensated for in damages and that the Company may have no adequate remedy at law if the Executive breaches such provisions.  Consequently, if the Executive breaches any of such provisions, the Company shall have in addition to and not in lieu of, any other rights and remedies available to it under any law or in equity, the right to obtain injunctive relief to restrain any breach or threatened breach thereof and to have such provisions specifically enforced by any court of competent jurisdiction.

DISPUTE RESOLUTION PROCEDURE

16.
(a)       The parties shall be free to bring all differences of interpretation and disputes arising under or related to this Agreement to the attention of the other party at any time without prejudicing their harmonious relationship and operations hereunder and the offices and facilities of either party shall be available at all times for the prompt and effective adjustment of any and all such differences, either by mail, telephone, or personal meeting, under friendly and courteous circumstances.  Notwithstanding the foregoing, any controversy, claim, or breach arising out of or relating to this Agreement which the parties are unable to resolve to their mutual satisfaction shall be resolved in accordance with subparagraph b below.

(b)      As a condition precedent to invoking any other dispute resolution procedure including litigation, the parties shall attempt in good faith first to mediate such dispute and use their best efforts to reach agreement on the matters in dispute.  Within five (5) business days of the request of either party, the requesting party shall attempt to employ the services of a third person mutually acceptable to both parties to conduct such mediation within five (5) business days of the mediator's appointment.  Unless otherwise agreed upon by the parties hereto, the parties shall share the cost of the mediator's fees and expenses equally.  If the parties are unable to agree on such third person, then the requesting party may submit the matter to the nearest office of the American Arbitration Association for mediation, only, in accordance with the commercial mediation rules then prevailing.  If, on completion of such mediation, the parties are still unable to agree upon and settle the dispute, then either party may initiate litigation.  This Agreement contains no arbitration clause. Binding arbitration may only be used upon the mutual agreement of the parties hereto.

SEVERABILITY

17.
The parties acknowledge that the provisions of sections 12 to 14 hereof (the "Restrictive Covenants") are reasonable and valid in geographic and temporal scope and all other respects.  If any court of competent jurisdiction determines that any of the Restrictive Covenants or any part thereof, is or are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to invalid portions.  If any court of competent jurisdiction determines that any of the Restrictive Covenants or any part thereof is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be and, in its reduced form, such provision shall then be enforceable.  The Executive acknowledges that the Company's business extends throughout the geographical area outlined above and that the geographic scope of the covenants contained herein is reasonable.

INDEMNITY

18.
Except for acts of dishonesty, willfully fraudulent or criminal acts, or other willfully wrongful acts or omissions on the part of Executive, the Company agrees to indemnify and save the Executive harmless from and against any and all damages, liabilities, claims, costs, including reasonable attorneys’ fees, charges and expenses, including any amount paid to settle any action or satisfy any judgment, incurred by her in connection with her employment or incurred by her in respect of any civil, criminal or administrative action or proceeding to which the Executive is made a party by reason of having been an officer or employee of the Company. The Company shall maintain directors and officers liability insurance during the Term of this Agreement.

WHOLE AGREEMENT

19.
This Agreement constitutes and expresses the whole agreement of the parties hereto with respect to the employment of the Executive by the Company and with respect to any matters or things herein provided for or hereinbefore discussed or mentioned with reference to such employment.  All promises, representations, collateral agreements and understandings relative thereto not incorporated herein are hereby superseded by this Agreement.

GENERAL

20.
All notices, request, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by facsimile, addressed to the other party as follows:

(a)	to the Company at:	Next One Interactive
2690 Weston Rd. Weston FL 33331
	Attention:	William Kerby
	Facsimile No:	(954) 888-9082

(b)	to the Executive at:	Deborah Linden
5092 Isleworth Country Club Drive
Windermere, FL 34786
	Facsimile No:	(407) 876-3891

or such other addresses as may be given by either of them to the other in writing from time to time.

21.	This Agreement shall be governed by and interpreted under the laws of the State of Florida without regard to principals of conflicts of law.

22.	All dollar amounts referred to in this Agreement are expressed in U.S. funds.

23.	(a) This Agreement is personal to the Executive and may not be assigned by her.

(b)      Upon notice to the Executive, this Agreement may be assigned to an affiliate of the Company, provided that notwithstanding such assignment, the Company continues to guarantee the performance by such assignee of its obligations hereunder. This Agreement shall not otherwise be assigned by Company and such restriction shall include any assignment by operation of law.

(c)       Except as aforesaid, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, including, in the case of the Executive, her heirs, executors, administrators and legal personnel representatives.

24.	Time shall be of the essence of this Agreement and of every part hereof.

25.
The parties acknowledge and agree that, except to the extent the context clearly requires otherwise, the representations, warranties and covenants set forth herein shall survive the termination or expiration of this Agreement.

26.
The parties acknowledge that each of them has read and understood this Agreement, and that each of them has been given the opportunity to obtain independent legal advice in connection with this Agreement and its terms.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Next One Interactive, Inc.

By:	/s/ William Kerby
William Kerby

Realbiz Media Group, Inc.

By:	/s/ William Kerby
William Kerby

/s/ Deborah Linden.
Deborah Linden.

EXHIBIT A

To the Employment Agreement Dated the 1st day of October   2013
by and between
Next One Interactive, Inc./Realbiz Media
And
 Deb Linden

The Executive’s initial responsibilities are as follows:

Duties:

Responsible for the day to day operations of Next 1 and Realbiz.

Responsible for overseeing theTravel, Real Estate and Media operations including the company TV and  web properties.

Work with the CEO to assist in setting of the direction of the corporation
Implementation of reporting systems

Setting up Structure and staff roles, responsibilities, goals and objectives.

Coordinating the Media , Real Estate and Travel divisions operations to ensure they act in an efficient and profitable manner.

Review of existing staff and assessing capabilities including position changes, hiring and firing as required

Working with the CFO to review expenditures and ensure efficiencies and cost control system/best practices are implemented and practiced

Additionally the Executive will assume overall control of the relationship between Next 1 and Ice Gallery  to get effectively on-board  Real Estate  opportunities , plan and implement the expansion of product categories ( more profitable) categories, integrate travel opportunities  and develop/implement a long term strategy to optimize the relationship with consumers we develop.

•	Represent N1/RBM in negotiations with Agent brands or Broker negotiations
•      Work with ICE to 'productize" programs for use with RBM clients
•	Negotiate/implement custom agreements from ICE for programs developed with RBM
•      Ensure joint marketing programs are defined and executed
•	Monitor programs and reporting to recommend improvements and upgrades to drive revenue growth

•	Work with the content team to build an incentive program for third parties motivate agents e.g. Home Depot, Lowes, Mortgage Companies etc.
•      Identify and negotiate inclusion of new product categories into ICE offering
•	Manage financial relationship with ICE include revenue share, profit contribution revision to terms
•      Integrate high margin travel opportunities and integrate N1 travel assets e.g. Maupintour  to become a preferred supplier
•	Identify categories opportunities outside of Real Estate and Travel that can be integrated into our consumer relationship and test for full implementation
•      Look to integrate platforms such as “rent to own concept”

Other Opportunities.

Should Executive aid the CEO with the introduction of individuals wishing to invest New Capital into either  Next 1 or Realbiz, then the Executive will be eligible  to receive  a 7% finder’s fee on such introductions should a private placement be completed.

Such other duties as may be assigned by the CEO from Time to Time